CERTIFICATE OF FORMATION

OF

GRAHAM ALTERNATIVE INVESTMENT FUND II LLC

FIRST:	The name of the limited liability company is Graham Alternative Investment Fund II LLC (the “Company”).

SECOND:	The Company’s registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, 19808.

The Company’s registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned, being the individual forming the Company, has executed, signed and acknowledged this Certificate of Formation this 16th day of May, 2006.

/s/ Paul Sedlack
Paul Sedlack
Authorized Person